Exhibit 99.1

Acurx Pharmaceuticals, Inc. Announces Pricing of $4.0 Million Registered Direct Offering

STATEN ISLAND, NY — May 16, 2023 /PRNewsire/ — Acurx Pharmaceuticals, Inc. (NASDAQ: ACXP) ("Acurx" or the "Company"), a clinical stage biopharmaceutical company developing a new class of antibiotics for difficult-to-treat bacterial infections, today announced that it has entered into a securities purchase agreement with a single institutional investor to purchase 1,333,333 shares of its common stock (or pre-funded warrants in lieu thereof) at a combined effective purchase price of $3.00 per share (or pre-funded warrant) in a registered direct offering. In a concurrent private placement, the Company has also agreed to issue and sell to the investor unregistered Series C warrants to purchase up to an aggregate of 1,333,333 shares of common stock and unregistered Series D warrants to purchase up to an aggregate of 1,333,333 shares of common stock. The offering is expected to close on or about May 18, 2023, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the sole placement agent for the offering.

Each series of warrants will have an exercise price of $3.26 per share and become exercisable six months from the date of issuance. The Series C warrants have a term of two and one-half years from the date of issuance and the Series D warrants have a term of six and one-half years from the date of issuance.

The gross proceeds to the Company from the registered direct offering and the concurrent private placement are estimated to be approximately $4.0 million before deducting the placement agent’s fees and other estimated offering expenses.

The shares of common stock (or pre-funded warrants in lieu thereof) are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-265956), which was declared effective by the United States Securities and Exchange Commission ("SEC") on July 11, 2022. The Series C and Series D warrants that are being issued in the concurrent private placement and the shares issuable upon exercise of such warrants were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder and have not been registered under the Act or applicable state securities laws.

In connection with the offering, the Company also has agreed to amend its existing Series A warrants to purchase up to an aggregate of 1,230,769 shares of the Company's common stock and Series B warrants to purchase up to an aggregate of 1,230,769 shares of the Company's common stock that were previously issued in July 2022, such that effective upon the closing of the offering, the amended warrants will have a termination date of May 18, 2029.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. A prospectus supplement relating to the shares of common stock will be filed by the Company with the SEC. When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC's website at www.sec.gov or from Maxim Group LLC, 300 Park Avenue, New York, NY 10022, at (212) 895-3745.

About Acurx Pharmaceuticals, Inc.

Acurx Pharmaceuticals is a clinical stage biopharmaceutical company focused on developing new antibiotics for difficult to treat infections. The Company's approach is to develop antibiotic candidates that target the DNA polymerase IIIC enzyme and its R&D pipeline includes antibiotic product candidates that target Gram-positive bacteria, including Clostridioides difficile, methicillin-resistant Staphylococcus aureus (MRSA), vancomycin resistant Enterococcus (VRE) and drug-resistant Streptococcus pneumoniae (DRSP).

To learn more about Acurx Pharmaceuticals and its product pipeline, please visit www.acurxpharma.com.

Safe Harbor Statement

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, among others, statements regarding the completion of the offering, the anticipated proceeds from the offering and the use of such proceeds. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether ibezapolstat will benefit from the QIDP designation; whether ibezapolstat will advance through the clinical trial process on a timely basis; whether the results of the clinical trials of ibezapolstat will warrant the submission of applications for marketing approval, and if so, whether ibezapolstat will receive approval from the FDA or equivalent foreign regulatory agencies where approval is sought; whether, if ibezapolstat obtains approval, it will be successfully distributed and marketed; and other risks and uncertainties described in the Company's annual report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2022, and in the Company's subsequent filings with the Securities and Exchange Commission. Such forward- looking statements speak only as of the date of this press release, and Acurx disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.

Investor Contact:
Acurx Pharmaceuticals, Inc.
David P. Luci, President & CEO
Tel: 917-533-1469
Email: davidluci@acurxpharma.com